SCHEDULE 14A

                                  (RULE 14-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                     |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|      Preliminary Proxy Statement
|_| Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material pursuant to Rule 14a-12


                       FIRST MID-ILLINOIS BANCSHARES, INC.
                (Name of Registrant as Specified in its Charter)

                       FIRST MID-ILLINOIS BANCSHARES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange  Act Rules  14a-6(i)(1)  and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction: (5) Total fee paid:

|_| Fee paid previously with preliminary materials.

    Checkbox if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                                 April 11, 2003


Dear Fellow Stockholder:

     On behalf of the Board of Directors and management of First Mid-Illinois Bancshares, Inc., I cordially invite you to attend the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc. to be held at 4:00 p.m. on May 28, 2003, in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement discuss the business to be conducted at the meeting. We have also enclosed a copy of the Company's 2002 Report to the Owners and its Annual Report on Form 10-K for the recently completed fiscal year. At the meeting, we will report on Company operations and the outlook for the year ahead. Directors and officers of the Company, as well as a representative of KPMG LLP, the Company's independent auditors, will be present to respond to any appropriate questions stockholders may have.

     I encourage you to attend the meeting in person. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by completing, signing and dating the enclosed proxy card and returning it in the accompanying postage paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet. This will ensure that your shares are represented at the meeting. If you have any questions concerning these matters, please contact me at (217) 258-0415 or Christie Burich, Manager of Shareholder Services, at
(217) 258-0493. We look forward with pleasure to seeing and visiting with you at the meeting.

                                          Very truly yours,

                                          FIRST MID-ILLINOIS BANCSHARES, INC.


                                          /s/ William S. Rowland
                                          William S. Rowland
                                          Chairman And Chief Executive Officer

--------------------------------------------------------------------------------
1515 Charleston Avenue o P.O. Box 499 o Mattoon, IL 61938 o Phone:(217) 258-0493

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 28, 2003


                       FIRST MID-ILLINOIS BANCSHARES, INC.
                      1515 CHARLESTON AVENUE, P.O. BOX 499
                             MATTOON, ILLINOIS 61938
                                 (217) 258-0493

NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc. will be held in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on Wednesday, May 28, 2003 at 4:00 p.m. local time.

The meeting is for the purpose of considering and acting upon:

1. The election of three directors of the Company; and
2. Such other matters as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 1, 2003 as the record date for the determination of the stockholders entitled to vote at the meeting and any adjournments thereof.

You are requested to act promptly to vote your shares by completing, signing and returning the enclosed proxy card in the enclosed return envelope or by telephone or through the Internet by following the instructions set forth on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS


/s/ William S. Rowland
William S. Rowland
Chairman and Chief Executive Officer

Mattoon, Illinois
April 11, 2003

                                 PROXY STATEMENT


--------------------------------------------------------------------------------
                               GENERAL INFORMATION
--------------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Mid-Illinois Bancshares, Inc. to be voted at the Annual Meeting of Stockholders to be held in the lobby of First
Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on Wednesday, May 28, 2003 at 4:00 p.m. local time. The Board of Directors would like to have all stockholders represented at the meeting. Please complete, sign and return your proxy card in the enclosed return envelope, telephone the toll-free number listed on your proxy card, or use the Internet site listed on your proxy card.

     The accompanying Notice of Annual Meeting, this Proxy Statement and the proxy card are first being mailed to stockholders on or about April 11, 2003. The Company's Annual Report on Form 10-K for the recently completed fiscal year, which includes the consolidated financial statements of the Company, is also enclosed.

     The Company is a diversified financial services company which serves the financial needs of central Illinois. The Company directly or indirectly owns all the outstanding capital stock of First Mid-Illinois Bank & Trust, N.A., a national banking association (the "Bank"), with offices in Mattoon, Charleston, Effingham, Altamont, Neoga, Sullivan, Arcola, Taylorville, Tuscola, Monticello, Deland, Urbana, Decatur, Highland, Pocahontas, Champaign, and Maryville, Illinois; Mid-Illinois Data Services, Inc., a data processing company ("Data Services"); and The Checkley Agency, Inc., an insurance agency ("Checkley").

     Only holders of record of the Company's Common Stock at the close of business on April 1, 2003 (the "Record Date") will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting. On the Record Date, the Company had 3,162,383 shares of Common Stock issued and outstanding. In the election of directors, and for any other matters to be voted upon at the annual meeting, each issued and outstanding share of Common Stock is entitled to one vote.

     You may revoke your proxy at any time before it is voted. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of the Company at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, by executing and delivering a subsequently dated proxy, by voting by telephone or through the Internet on a later date, or by attending the annual meeting and voting in person. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposal described herein.

     A quorum of stockholders is necessary to take action at the annual meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of election appointed for the meeting and will be counted as present for purposes of determining whether a quorum is present. The inspector of election will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present. "Broker non-votes" refers to a broker or other nominee holding shares for a beneficial owner not voting on a particular proposal because the broker or other nominee does not have discretionary voting power regarding that item and has not received instructions from the beneficial owner.

     The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Proxies are being solicited principally by mail, by telephone, and by e-mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by fax or by special letter. The Company may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

--------------------------------------------------------------------------------
                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

     The following table sets forth, as of March 1, 2003, the number of shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (who are not also directors), each director nominee of the Company, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Company as a group.


     Name and Address             Amount and Nature of       Percent of Common
   of Beneficial Owner           Beneficial Ownership(1)     Stock Outstanding

Principal Stockholders

Margaret Lumpkin Keon                  186,347 (2)                  5.8%
c/o Keon Enterprises
16 Miller Avenue, Suite 203
Mill Valley, California 94941


Mary Lumpkin Sparks                    220,009 (3)                   6.9%
2438 Campbell Road, N.W.
Albuquerque, New Mexico 87104

David R. Hodgman                       166,659 (4)                   5.2%
c/o Schiff Hardin & Waite
6600 Sears Tower
Chicago, Illinois 60606

Director Nominees, Directors and Named Executive
Officers:

Charles A. Adams                       239,166 (5)                   7.4%(19)

Kenneth R. Diepholz                     24,739 (6)                    * %(19)

Steven L. Grissom                      186,427 (7)                   5.8%(19)

Richard Anthony Lumpkin                323,058 (8)                  10.1%(19)

Daniel E. Marvin, Jr.                   71,739 (9)                   2.2%(19)

Gary W. Melvin                         117,547(10)                   3.7%(19)

Sara Jane Preston                        6,491(11)                    * %(19)

William S. Rowland                      39,218(12)                   1.2%(19)

Ray Anthony Sparks                     114,307(13)                   3.6%(19)

John W. Hedges                           4,912(14)                    * %(19)

Robert J. Swift, Jr.                     2,030(15)                    * %(19)

Stanley E. Gilliland                    24,420(16)                    * %(19)

Michael L. Taylor                        1,940(17)                    * %(19)

All directors and executive          1,185,446(18)                  36.1%(20)
officers as a group (15 persons)


(1) Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power. The information contained in this column is based upon information furnished to the Company by the persons named above.

(2) The above amount includes 118,154 shares held under the Margaret L. Keon Trust, established under Article 5 of the Mary G. Lumpkin Trust dated January 31, 1984, of which trust Ms. Keon is trustee and beneficiary. The above amount also includes 68,193 shares held by SKL Investment Group, of which Ms. Keon is a voting member.

(3) The above amount includes 32,937 shares held in trust for the benefit of Richard Anthony Lumpkin's adult son for which Mrs. Sparks serves as trustee and of which shares Mrs. Sparks disclaims beneficial ownership. The above amount also includes 72,000 shares owned by Pinon Tree Holding Company, LLC, of which Mrs. Sparks disclaims beneficial ownership of 71,280 shares. The above amount also includes 68,193 shares held by SKL Investment Group, of which Mrs. Sparks is a voting member.

(4) The above amount includes 83,329.5 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 83,329.5 shares held by the Richard
     Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Arabella Lumpkin dated April 20, 1990. Mr. Hodgman, who serves as co-trustee of the aforementioned trusts, disclaims beneficial ownership of the foregoing 166,659 shares held by these trusts.

(5) The above amount includes 164,080 shares of Common Stock held by a corporation which Mr. Adams is deemed to control. The above amount also includes 3,367 shares held by Mr. Adams' spouse, over which shares Mr.
     Adams has no voting and investment power, and options to purchase 1,000 shares of Common Stock. The above amount does not include 2,648 shares held by adult children of Mr. Adams.

(6) The above amount reflects the disposition by Mr. Diepholz to the Company of 27,452 shares on March 6, 2003 in a privately negotiated transaction in accordance with the Company's share repurchase program. The above amount also includes options to purchase 5,750 shares of Common Stock.

(7) The above amount includes 17,018 shares held by Mr. Grissom. The above amount also includes 83,329.5 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 83,329.5 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Arabella Lumpkin dated April 20, 1990. Mr. Grissom, who serves as co-trustee of the aforementioned trusts, disclaims beneficial ownership of the foregoing 166,659 shares held by these trusts. The above amount also includes options to purchase 2,750 shares of Common Stock.

(8) The above amount includes 62,685 shares held by The Lumpkin Family Foundation, of which Mr. Lumpkin serves as a director, and of which shares beneficial ownership is disclaimed. The above amount also includes 68,193 shares held by SKL Investment Group, of which Mr. Lumpkin is a voting member. The above amount also includes options to purchase 5,750 shares of Common Stock.

(9) The above amount includes 6,490 shares held by Mr. Marvin's spouse, over which shares Mr. Marvin has no voting or investment power and of which Mr. Marvin disclaims beneficial ownership, and 1,402 shares held by Mr. Marvin's grandchildren, over which Mr. Marvin has shared voting and investment power. The above amount also includes options to purchase 22,250 shares of Common Stock.

(10) The above amount includes options to purchase 5,750 shares of Common Stock.

(11) The above amount includes options to purchase 2,750 shares of Common Stock.

(12) The above  amount  includes  options to  purchase  22,315  shares of Common
     Stock.

(13) The above amount includes 35,857 shares held by Sparks Investment Group, LP, over which Mr. Sparks shares voting and investment power. The above amount also includes 3,731 shares held by Mr. Sparks' spouse, over which shares Mr. Sparks has no voting and investment power, and options to purchase 1,000 shares of Common Stock.

(14) The above amount includes options to purchase 3,937 shares of Common Stock.

(15) The above amount includes options to purchase 1,125 shares of Common Stock.

(16) The above amount includes options to purchase 8,812 shares of Common Stock.

(17) The above amount includes options to purchase 1,687 shares of Common Stock.

(18) Includes an aggregate of 86,377 shares obtainable upon the exercise of options.

(19) Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options by such individual which are exercisable within 60 days.

(20) Percentage is calculated on a fully diluted basis, assuming the exercise of all stock options which are exercisable within 60 days by individuals included in the above table.

*    Less than 1%.

     As of March 1, 2003, the Bank acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own or hold 119,535 shares or 3.74% of the outstanding Common Stock of the Company, over which the Bank has sole voting and investment power with respect to 104,450 shares or 3.27% of the outstanding Common Stock and shared voting and investment power with respect to 15,085 shares or .47% of the outstanding Common Stock.

--------------------------------------------------------------------------------
                       PROPOSAL I - ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

     The directors of the Company are divided into three classes having staggered terms of three years. At the annual meeting, the stockholders will be entitled to elect three Class II directors for a term expiring in 2006. The number of directors is nine, comprised of three directors in each of Class I, Class II, and Class III.

     For this year's annual stockholders meeting, the Board of Directors has nominated for election as Class II directors Richard Anthony Lumpkin, Sara Jane Preston, and William S. Rowland. Messrs. Lumpkin and Rowland have served as directors of the Company since 1982 and 1991, respectively. Ms. Preston has served as director of the Company since 2000. The three individuals receiving the highest number of votes cast will be elected as directors of the Company and will serve as Class II directors for three year terms expiring in 2006. Broker non-votes, because they are not considered votes cast, will not be counted in the vote totals. The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

     The following table sets forth as to each nominee and director continuing in office, his or her name, age, principal occupation and the year he or she first became a director of the Company. Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

                          Age at                                                  Year First     Year
                           April                                                    Became       Term
Name                      1, 2003   Principal Occupation                           Director    Expires
----                      -------   --------------------                           --------    -------

DIRECTOR NOMINEES

Richard Anthony Lumpkin     68      Director of the Bank (since 1966) and of         1982        2003
                                    the Company; Chairman of the Board of
                                    Consolidated Communications, Inc. (since
                                    2003); Director of Ameren Corporation
                                    (since 1995); Vice Chairman, McLeod USA
                                    Inc. (until 2002); Chairman, President, and
                                    CEO, Illinois Consolidated Telephone
                                    Company (until 2002); in 1997, Illinois
                                    Consolidated Telephone Company merged with
                                    McLeod USA; in January 2002, McLeod USA
                                    filed a prenegotiated plan of
                                    reorganization through a Chapter 11
                                    petition filed in the U.S. Bankruptcy Court
                                    for the District of Delaware  in order to
                                    complete a recapitalization; in April 2002,
                                    this plan of reorganization became
                                    effective and McLeod USA emerged from
                                    Chapter 11 protection; in December 2002, a
                                    corporation led by Mr. Lumpkin
                                    (Consolidated Communications, Inc.)
                                    completed its acquisition of Illinois
                                    Consolidated Telephone Company and other
                                    operating entities from McLeod USA in
                                    connection with the recapitalization and
                                    then changed its name to Consolidated
                                    Communications, Inc.; Director of Illuminet
                                    Holdings, Inc. (until 2001).

Sara Jane Preston           62      Director of the Bank (since 1999) and of         2000        2003
                                    the Company (since 2000); Director of
                                    Checkley (since 2002); retired President
                                    and CEO of Charleston National Bank and the
                                    southern Illinois lending operations of its
                                    successor organizations (Boatmen's National
                                    Bank, NationsBank and BankAmerica).

William S. Rowland          56      Chairman, President, Chief Executive             1991        2003
                                    Officer and Director of the Company;
                                    Executive Vice President (1997-1999),
                                    Treasurer and Chief Financial Officer
                                    (1989-1999) of the Company; Director of
                                    Data Services (since 1989); Director (since
                                    1999), Chairman (since 1999), and Executive
                                    Vice President (1989-1999) of the Bank;
                                    Director of Checkley (since 2002).

DIRECTORS CONTINUING IN OFFICE

Charles A. Adams            61      Director of the Bank (since 1989) and of         1984        2004
                                    the Company; Director of Data Services
                                    (since 1987); Director of Checkley (since
                                    2002); President, Howell Paving, Inc.

Daniel E. Marvin, Jr.       64      President Emeritus, Eastern Illinois             1982        2004
                                    University (since 2002); Chairman,
                                    President, Chief Executive Officer
                                    (1983-1999) and Director of the Company;
                                    Director (since 1980), Chairman
                                    (1983-1999), and President and Chief
                                    Executive Officer (1983-1997) of the Bank;
                                    Director of Data Services (1987-1992).

Ray Anthony Sparks          46      Director of the Bank (since 1997) and of         1994        2004
                                    the Company; Director of Data Services
                                    (since 1996); Director of Checkley (since
                                    2002); former President of Elasco Agency
                                    Sales, Inc. and Electrical Laboratories and
                                    Sales Corporation; private investor, Sparks
                                    Investment Group, LP.

Kenneth R. Diepholz         64      Director of the Bank (since 1984) and of         1990        2005
                                    the Company; President, Ken Diepholz
                                    Chevrolet, Inc. (until 2000) and Vice
                                    President, Ken Diepholz Chevrolet, Inc.
                                    (since 2000); President, D-Co Coin Laundry;
                                    President, Augusta Lakes; Owner, Diepholz
                                    Rentals.

Steven L. Grissom           50      Director of the Bank and the Company (since      2000        2005
                                    2000); Treasurer and Secretary of
                                    Consolidated Communications, Inc. (since
                                    2003); Assistant Secretary of  Illinois
                                    Consolidated Telephone Company (since
                                    2003); Administrative Officer of SKL
                                    Investment Group, LLC (since 1997);
                                    Treasurer of Illinois Consolidated
                                    Telephone Company (until 2002).

Gary W. Melvin              54      Director of the Bank (since 1984) and of         1990        2005
                                    the Company; Director of Data Services
                                    (since 1987); President and Co-Owner, Rural
                                    King Stores.


    The Board of Directors recommends a vote "FOR" the election of Directors
            Lumpkin, Preston and Rowland for a term of three years.

                                    Age at
                                   April 1,
Name                                2003       Principal Occupation

NAMED EXECUTIVE OFFICERS

John W. Hedges                        55       President of the Bank (since 1999) and Executive
                                               Vice President of the Company (since 1999); former
                                               Senior Vice President, National City Bank (until
                                               1999).

Robert J. Swift, Jr.                  51       Executive Vice President of the Bank (since 2000)
                                               and Vice President of the Company (since 2000);
                                               former Senior Vice President, Central Trust Bank
                                               (until 2000).

Stanley E. Gilliland                  58       Executive Vice President-Loans of the Bank (since
                                               1994) and Vice President of the Company (since 1984).

Michael L. Taylor                     34       Executive Vice President and Chief Financial Officer
                                               of the Bank (since 2000) and Vice President and
                                               Chief Financial Officer of the Company (since 2000);
                                               Vice President of AMCORE Bank (until 2000).

--------------------------------------------------------------------------------
                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

     The Board of Directors of the Company has established an audit committee and a compensation committee. These committees are composed entirely of outside directors. The Board has also created other company-wide committees composed of officers of the Company and its subsidiaries. The Company does not maintain any standing nominating committee. The full Board acts on all matters relating to the nomination of individuals for election as directors.

     Members of the audit committee are Messrs. Adams, Diepholz, Grissom, Marvin, Melvin, and Sparks, and Ms. Preston. The audit committee reports to the Board of Directors and has the responsibility for reviewing and approving internal control procedures, accounting practices and reporting activities of the Company's subsidiaries. The committee also has the responsibility for establishing and maintaining communications between the Board and the independent auditors and regulatory agencies. The audit committee reviews with the independent auditors the scope of their examinations, with particular emphasis on the areas to which either the audit committee or the auditors believe special attention should be directed. It also reviews the examination reports of regulatory agencies and reports to the full Board regarding matters discussed therein. Finally, it oversees the establishment and maintenance of effective controls over the business operations of the Company's subsidiaries. The audit committee met five times in 2002.

     The members of the compensation committee are Messrs. Adams, Diepholz, Grissom, Lumpkin, Marvin, Melvin, and Sparks, and Ms. Preston. The compensation committee reports to the Board of Directors and has responsibility for all matters related to compensation of executive officers of the Company, including review and approval of base salaries, conducting a review of salaries of executive officers compared to other financial services companies in the region, fringe benefits, including modification of the retirement plan, and incentive compensation. The compensation committee met two times in 2002.

     A total of 14 regularly scheduled and special meetings were held by the Board of Directors of the Company during 2002. During 2002, all directors attended at least 75 percent of the meetings of the Board and the committees on which they served, except for Mr. Lumpkin with respect to meetings of the Board.

--------------------------------------------------------------------------------
             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

     The members of the audit committee of the Company during the fiscal year ended December 31, 2002 were Messrs. Sparks (Chairman), Adams, Diepholz, Grissom, Marvin, and Melvin, and Ms. Preston. Mr. Marvin was appointed to the audit committee on July 1, 2002.

     The audit committee acts pursuant to a written charter that was adopted by the Board of Directors on January 23, 2001. The charter was reviewed and reassessed for adequacy and adopted with no changes to the original language by the Audit Committee on each of January 22, 2002 and January 28, 2003. The audit committee will continue to review and reassess the charter from time to time but not less than annually.

     The audit committee reviewed and discussed with management the Company's audited financial statements as of and for fiscal year ended December 31, 2002.

     The audit committee also discussed with the independent auditors, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The audit committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with KPMG LLP the independence of that firm.

     Based on the review and discussion referred to above, the audit committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     In addition, the audit committee considered whether the provision of services by KPMG LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002 were compatible with maintaining the independence of KPMG LLP.

     This audit committee report is submitted by the audit committee of the Board of Directors:

                                                Ray Anthony Sparks, Chairman
                                                Charles A. Adams
                                                Kenneth R. Diepholz
                                                Steven L. Grissom
                                                Daniel E. Marvin, Jr.
                                                Gary W. Melvin
                                                Sara Jane Preston

--------------------------------------------------------------------------------
                          FEES OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

     Audit Fees. The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for said fiscal year were $99,050.

     Financial Information Systems Design and Implementation Fees. No professional services were rendered or fees billed by KPMG LLP for financial information systems design and implementation for the fiscal year ended December 31, 2002.

     All Other Fees. The aggregate fees billed for professional services rendered by KPMG LLP other than audit fees and financial information systems design and implementation fees for the fiscal year ended December 31, 2002 were $18,350, consisting of $14,350 for audit-related services (namely, employee benefit plan audit, registration statement review, and statements and consent issuances), and $4,000 for tax compliance services.

--------------------------------------------------------------------------------
                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     Summary Compensation Information. The following table summarizes compensation for services to the Company and the Company's subsidiaries for the years ended December 31, 2002, 2001 and 2000 paid to or earned by any person serving as the Chief Executive Officer of the Company, and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000, for the year ended December 31, 2002. These individuals are sometimes herein referred to as the "named executive officers."

                                                                                      Securities
Name and                                                         Annual               Underlying        All Other
Principal Position                           Year            Compensation(1)          Options(#)       Compensation
                                                          Salary(2)      Bonus

William S. Rowland, Chairman,                2002       $ 187,000       $ 74,800         8,000           $21,606(3)
President and Chief Executive Officer        2001       $ 170,000       $ 48,136         9,000           $18,878(3)
of the Company                               2000       $ 155,000       $ 46,330         3,750           $15,552(3)

John W. Hedges, Executive Vice               2002       $ 130,000       $ 40,950         3,250           $10,257(4)
President of the Company                     2001       $ 122,000       $ 29,573         2,250           $ 9,101(4)
                                             2000       $ 116,200       $ 29,686         2,250           $ 7,279(4)

Robert J. Swift, Jr., Vice President         2002       $ 126,500       $ 23,719         2,250           $ 9,013(4)
of the Company                               2001       $ 122,100       $ 23,866         2,250           $ 8,087(4)
                                             2000       $  40,235       $ 12,675             0           $   N/A


Stanley E. Gilliland,                        2002       $ 113,500       $ 23,409         2,250           $ 8,215(4)
Vice President of the Company                2001       $ 109,000       $ 22,277         2,250           $ 7,877(4)
                                             2000       $ 106,000       $ 22,724         2,250           $ 7,723(4)

Michael L. Taylor, Vice President and        2002       $  94,000       $ 22,443         2,250           $ 6,987(4)
Chief Financial Officer of the Company       2001       $  89,000       $ 21,634         2,250           $ 6,638(4)
                                             2000       $  85,000       $ 17,638         2,250           $ 6,158(4)



(1) None of the named executive officers received any perquisites or other personal benefits, securities, or property in an amount exceeding 10% of his salary and bonus during 2002, 2001, and 2000.

(2)  Includes deferred amounts.

(3) Represents the Company's contributions to its retirement plan for 2002, 2001, and 2000 of $15,708, $12,980 and $9,654, respectively, and an annual premium payment for an insurance policy purchased to fund a supplemental retirement and death benefit for Mr. Rowland in the amount of $5,898 for each year.

(4) Represents the Company's contributions to its retirement plan for each given year.

     The following table sets forth information regarding individual grants of stock options made in 2002 to the named executive officers.

                        Number of       Percent of                         Potential Realizable Value
                        Securities     Total Options   Exercise                     at Assumed
                        Underlying      Granted to      Price     Expir-   Annual Rates of Stock Price
                         Options       Employees in      Per      ation        Appreciation for
Name                  Granted (#)(1)    Fiscal Year     Share     Date            Option Term
----                  -----------       -----------     -----     ----     ---------------------------
                                                                               5%            10%
                                                                               --            ---
William S. Rowland        8,000            23%         $ 27.25   12/16/12   $137,120       $347,440

John W. Hedges            3,250             9%         $ 27.25   12/16/12   $ 55,705       $141,148

Robert J. Swift, Jr.      2,250             6%         $ 27.25   12/16/12   $ 38,565       $ 97,718

Stanley E. Gilliland      2,250             6%         $ 27.25   12/16/12   $ 38,565       $ 97,718

Michael L. Taylor         2,250             6%         $ 27.25   12/16/12   $ 38,565       $ 97,718

(1) The options become exercisable with respect to 25% of the shares covered thereby beginning on January 1, 2004 and on each of the three anniversaries of this date.

     The following table sets forth information regarding the year-end values of unexercised stock options held by the named executive officers.

                                                              Number of Securities        Value of Unexercised
                               Shares                        Underlying Unexercised           In-the-Money
                             Acquired on        Value         Options at Fiscal               Options at
               Name          Exercise (#)     Realized           Year-End                (#)Fiscal Year-End(1)
                                                          Exercisable  Unexercisable  Exercisable  Unexercisable

William S. Rowland               --               --         16,312       24,688       $113,906      $ 69,219

John W. Hedges                   --               --          2,062        8,688       $ 10,594      $ 26,531

Robert J. Swift, Jr.            562.5         $3,274(2)        --          6,187       $     --      $ 20,531

Stanley E. Gilliland             --               --          6,937        7,313       $  2,469      $ 24,906

Michael L. Taylor                --               --            563        6,187       $  4,594      $ 20,531

(1) This amount represents the difference between the market value of one share of the Company's Common Stock on December 31, 2002 ($27.00) and the option exercise price times the total number of shares subject to exercisable or unexercisable options.

(2) This amount represents the difference between the market value of one share of the Company's Common Stock on January 3, 2002 ($24.65), and the option exercise price ($18.83) times the number of shares subject to the options (562.5).

     Employment Agreements. In January 2002, the Company entered into a new employment agreement with William S. Rowland. The employment agreement generally provides for an initial base salary, which may be increased but not decreased, and a bonus of up to 40% of base salary for 2002 and 50% for 2003, as well as other benefits under the agreement. The agreement has an initial term of three years, which may be extended upon mutual agreement. In the event of termination of Mr. Rowland's employment by the Company without cause, the Company will be obligated to pay an amount equal to one year's salary. Under certain circumstances, if Mr. Rowland's employment discontinues following a change in control of the Company, the successor to the Company is obligated, among other things, to pay an amount equal to two years' base salary. The employment agreement includes a covenant which limits the ability of Mr. Rowland to compete with the Bank for a period of two years following the termination of his employment. In October 2002, the Company entered into a similar agreement with John W. Hedges, which provides for a bonus of up to 35% of base salary, and a payment in an amount equal to one year's base salary if employment discontinues following a change in control of the Company.

     In August 2000, the Company entered into a similar agreement with Robert J. Swift, Jr., which provides for a bonus of up to 25% of base salary and a payment in an amount equal to one year's base salary if employment discontinues following a change in control of the Company. In May 2001, the Company entered into a similar agreement with Stanley E. Gilliland, which provides for a bonus of up to 25% of base salary and a payment in an amount equal to one year's base salary if employment discontinues following a change in control of the Company. In May 2001, the Company entered into a similar agreement with Michael L. Taylor, which provides for a bonus of up to 25% of base salary and a payment in an amount equal to one year's base salary if employment discontinues following a change in control of the Company.

     Compensation Committee Interlocks and Insider Participation. The members of the compensation committee of the Board of Directors of the Company for the fiscal year ended December 31, 2002 were Messrs. Diepholz (Chairman), Adams, Grissom, Lumpkin, Marvin, Melvin, and Sparks, and Ms. Preston. During the fiscal year ended December 31, 2002, no member of the compensation committee was an officer or employee or a former officer of the Company or its subsidiaries, other than Mr. Marvin, the former Chairman, President and Chief Executive Officer of the Company. Also, during the fiscal year ended December 31, 2002, Mr. Rowland served as a member of the compensation committee and as director, and Mr. Grissom served as Treasurer, of Coles Together, a not-for-profit economic development organization, and Mr. Hedges served as a member of the compensation committee and as director, and Mr. Grissom served as President, of Mattoon Area Industrial Development Corporation, a not-for-profit industrial development corporation. See "Certain Relationships and Related Transactions."

     Compensation   Committee  Report.   It  is  the  compensation   committee's
responsibility to evaluate the performance of management, review total management compensation levels and consider management succession and other related matters. The committee reviews and approves in detail all aspects of compensation for the senior management of the Company.

     Compensation for senior management generally includes base salary, annual performance-based incentives and long-term stock incentives. The Committee uses a "peer group" of financial institutions, including Illinois banks, public banking companies in the general area and commercial banks in the Midwest region in assessing competitive compensation trends and pay levels.

     Base Salaries. Base salaries for executive officers are reviewed annually and may be adjusted, when appropriate, to reflect competitive practices, changes in roles and responsibilities, and individual performance.

     Annual Incentive Compensation. Annual incentive amounts are payable contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, a portion of each executive officer's annual compensation is based upon the officer's performance, the performance of the operating unit for which the officer has primary responsibility, and the performance of the Company as a whole. The formulas for measuring performance and awarding bonuses objectively link financial and individual performance with bonus amounts.

     Long Term Stock Incentive  Compensation.  Stock  incentive  awards are made under the stockholder-approved First Mid-Illinois Bancshares, Inc. 1997 Stock Incentive Plan (the "Plan"). The Plan is intended to provide a means whereby executive officers may sustain a sense of proprietorship and personal involvement in the continued success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interest of the Company and its stockholders.

     Chief Executive Officer Compensation. The compensation package for Mr. Rowland was determined in the same manner as for all other executive officers, except for Mr. Rowland's annual incentive compensation as described below. In December 2001, the compensation committee reviewed Mr. Rowland's base salary by evaluating the responsibilities of his position and his experience and performance. In addition, the compensation committee reviewed the comparison to base salaries for chief executive officers at peer group companies, and determined to increase Mr. Rowland's 2002 base salary from $170,000 in 2001 to $187,000 for 2002. Mr. Rowland's 2002 annual incentive compensation was based 100% on the Company's total performance without reference to any particular operating unit of the Company or personal objectives. The Company's total performance was measured by comparing the financial results of the Company to the 2002 net income goal established by the compensation committee in December 2001. The compensation committee established $7,800,000 as the superior level of net income in 2002 necessary for Mr. Rowland to receive a payout of 100% of his annual incentive compensation. Since net income in 2002 was $8,034,000, Mr. Rowland received this 100% payout, amounting to 40% of his base salary. Finally, in 2002, Mr. Rowland was awarded 8,000 stock options under the Plan.

     The 2002  net  income  of  $8,034,000  represented  a  $1,518,000  or 23.3%
improvement from 2001's level. Also, the Company's market share increased and various other improvements were made in the Company's operating and administrative functions. Accordingly, Messrs. Rowland, Hedges, Swift, Gilliland, and Taylor were awarded incentive bonuses of $74,800, $40,950, $23,719, $23,409, and $22,443, respectively.

     The relationships between the base salaries and incentive compensation of Messrs. Rowland, Hedges, Swift, Gilliland, and Taylor for 2002, 2001, and 2000 were as follows:

     Incentive Compensation as a Percentage of Base Salary

                         2002          2001          2000
                         ----          ----          ----

William S. Rowland        40%           28%           30%
John W. Hedges            32%           24%           26%
Robert J. Swift, Jr.      19%           20%           --
Stanley E. Gilliland      21%           20%           21%
Michael L. Taylor         24%           24%           21%

     This compensation committee report is submitted by the compensation committee of the Board of Directors:

                                               Kenneth R. Diepholz, Chairman
                                               Charles A. Adams
                                               Steven L. Grissom
                                               Richard Anthony Lumpkin
                                               Daniel E. Marvin, Jr.
                                               Gary W. Melvin
                                               Sara Jane Preston
                                               Ray Anthony Sparks

--------------------------------------------------------------------------------
                         COMMON STOCK PERFORMANCE GRAPH
--------------------------------------------------------------------------------

     The following Common Stock price performance graph compares the cumulative total stockholder return on a $100 investment in the Company's Common Stock to the cumulative total return of the S&P 500 Index and the Nasdaq Bank Stock Index for the period from December 31, 1997 through December 31, 2002. The amounts shown assume the reinvestment of dividends.


                                       Cumulative Total Return
                     ---------------------------------------------------------
                       12/97     12/98     12/99     12/00     12/01     12/02

First Mid-Illinois
Bancshares, Inc.      100.00    111.91    114.87     96.78    121.51    143.65
S & P 500             100.00    128.58    155.64    141.46    124.65     97.10
NASDAQ Bank           100.00     99.36     95.51    108.95    117.97    120.61

[OBJECT OMITTED]

--------------------------------------------------------------------------------
                             DIRECTORS' COMPENSATION
--------------------------------------------------------------------------------

     Directors of the Company received a $2,500 quarterly retainer for serving on the Board of Directors in 2002. Directors who are not employees of the Company also were granted in 2002 options to purchase 1,000 shares of the Company's Common Stock at an exercise price of $27.25 per share. Such options have terms of ten years and became exercisable on their date of grant. Additionally, the Company provides retirement pension benefits to non-employee directors who have attained the age of 70 and who have served as a director for a minimum of ten years upon retirement. The pension is equal to 75% of the compensation received by the director from the Company in the year before retirement. Directors who are not employees of the Company also receive health insurance.

--------------------------------------------------------------------------------
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------------------------------------------------------------------------------

     Directors and officers of the Company and its subsidiaries and their associates were customers of and had transactions with the Company and its subsidiaries during 2002. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time or comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Specific 2002 transactions are described below.

     Mr. Grissom served as director of the Company and was the beneficial owner of more than five percent of the Company's Common Stock. In addition, Mr. Grissom, through his beneficial ownership in the equity holders of MACC, LLC and Effingham Hi-Tech Partners, was the beneficial owner of more than ten percent of the equity of each of these entities. Mr. Grissom also was the beneficial owner of more than ten percent of the capital stock of Agracel, Inc. Ms. Margaret Lumpkin Keon, a beneficial owner of more than five percent of the Company's Common Stock and the sister of director Lumpkin, through her beneficial ownership in an equity holder of MACC and Effingham Hi-Tech, was the beneficial owner of more than ten percent of the equity of each of these entities. Mrs. Mary L. Sparks, a beneficial owner of more than five percent of the Company's Common Stock and the sister of director Lumpkin, through her beneficial ownership in the equity holders of MACC and Effingham Hi-Tech, was the beneficial owner of more than ten percent of the equity of each of these entities. Mrs. Sparks also was the beneficial owner of more than ten percent of the capital stock of Agracel. MACC, Effingham High-Tech and Agracel had outstanding loans with the Bank. The highest outstanding aggregate balances and the December 31, 2002 aggregate balances and interest rates of this indebtedness for MACC was $1,083,940 and $1,016,862 at 7.49 percent; for Effingham High-Tech was $3,499,352 and $3,283,224 at 5.375 percent; and for Agracel was $4,815,969 and $4,332,306 at interest rates ranging between 4.25 and 5.75 percent.

     Each of Ms. Keon and Mrs. Sparks sold 100,000 shares of their Common Stock to the Company for $2,750,000.

     Mr. Lumpkin, who served as a director of the Company and was the beneficial owner of more than five percent of the Company's Common Stock, had an outstanding home mortgage loan with the Bank. The highest outstanding balance of this loan was $76,901 and the December 31, 2002 balance was $72,322 at an interest rate of 7 percent.

     Messrs. Diepholz, Melvin, Sparks, and Adams, who each served as director of the Company, had outstanding loans with the Bank. In the case of Mr. Diepholz, these loans included loans to Mr. Diepholz's sons, Robert D. Diepholz, Kenneth
R. Diepholz, Jr., and Ronald Diepholz. The highest outstanding aggregate balances and the December 31, 2002 aggregate balances and interest rates of this indebtedness was $13,418,511 and $11,391,331 at interest rates ranging between
4.25 and 9.50 percent for Mr. Diepholz; $1,978,813 and $1,760,291 at an interest rate of 4.25 percent for Mr. Melvin; $2,480,171 and $2,480,171 at an interest rate of 4.25 percent for Mr. Sparks; and $2,700,000 and $2,559,980 at an interest rate of 4.25 percent for Mr. Adams.

--------------------------------------------------------------------------------
           NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS
--------------------------------------------------------------------------------

     Any stockholder wishing to nominate an individual for election as a director must comply with certain provisions in the Company's Certificate of Incorporation. The Company's Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors of the Company, of candidates for election as directors. Generally, such notice must be delivered to or mailed to and received by the Secretary of the Company not fewer than 14 days nor more than 60 days before any meeting at which directors are to be elected. The stockholder must also comply with certain other provisions set forth in the Company's Certificate of Incorporation relating to the nomination of an individual for election as a director. For a copy of the Company's Certificate of Incorporation, which includes the provisions relating to the nomination of an individual for election as a director, an interested stockholder should contact the Secretary of the Company at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.

--------------------------------------------------------------------------------
                         INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

     The Board of Directors has selected KPMG LLP, independent certified public accountants, to serve as the independent auditors of the Company and its subsidiaries for the fiscal year ending December 31, 2003. KPMG LLP has served as the Company's independent auditors since 1992. A representative from KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

--------------------------------------------------------------------------------
              INCLUSION OF STOCKHOLDER PROPOSALS IN PROXY MATERIALS
--------------------------------------------------------------------------------

     In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than December 12, 2003. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

--------------------------------------------------------------------------------
                                  OTHER MATTERS
--------------------------------------------------------------------------------

     The Board of Directors of the Company does not intend to present any other matters for action at the annual meeting, and the Board has not been informed that other persons intend to present any other matters for action at the annual meeting. However, if any other matters should properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Company.

--------------------------------------------------------------------------------
             SECTION 16 - BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
--------------------------------------------------------------------------------

     Based solely upon its review of reports on Forms 3, 4 or 5 and any amendments furnished to the Company under Section 16 of the Securities Exchange Act of 1934, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of these Forms were filed on a timely basis by reporting persons during the fiscal year ended December 31, 2002, except that Mr. Lumpkin filed one late Form 4 relating to shares of Common Stock that were distributed to his sister, Mrs. Sparks, from a trust that was terminated and under which trust Mr. Lumpkin had served as trustee.